Exhibit 14.1

APPLIED GENETIC TECHNOLOGIES CORPORATION

CODE OF ETHICS

As Approved by the Board of Directors on July 1, 2020

1.	PURPOSE

This Code of Ethics sets forth legal and ethical standards of conduct for employees, officers and directors of Applied Genetic Technologies Corporation and its subsidiaries (“AGTC” or the “Company”). In addition, the Company expects those who do business on our behalf such as contractors, consultants or agents adhere to the spirit of the principles outlined herein. This Code of Ethics is intended to promote these goals in conjunction with other policies of the Company including, but not limited to the Employee Handbook, the Insider Trading Policy, the Record Retention Policy and the Related Party Transaction Policy.

The Code of Ethics reflects general principles to guide employees in making ethical decisions and is not intended to address every situation. Because this Code of Ethics cannot answer all questions raised in the context of business relationships or specifically reference all other applicable laws, care must be taken to recognize and respond appropriately to specific situations as they arise. The Company strongly encourages dialogue among employees and their supervisors to make everyone aware of situations that give rise to ethical questions and to articulate acceptable ways of handling those situations. Employees should whenever possible attempt to resolve questions before taking actions that they believe may involve ethical issues. Nothing in this Code of Ethics prohibits or restricts the Company from taking any disciplinary action on any matters pertaining to employee conduct, whether or not they are expressly discussed in this document. The Code of Ethics is not intended to create any express or implied contract with any employee or third party.

2.	REPORTING AND COMPLIANCE PROCEDURES

Every employee, officer and director have the responsibility to ask questions, seek guidance, report suspected violations and express concerns regarding compliance with this Code of Ethics or any of the Company’s other Policies. Anyone who believes that any other employee, officer or director has engaged or is engaging in conduct that violates applicable law or this Code of Ethics should report such information promptly by contacting a supervisor, the General Counsel (or, in his or her absence another attorney representing the Company), or Human Resources. While a reporting person’s anonymity will be respected, there may be circumstances when the Company is obligated to divulge the reporting person’s identity.

Suspected violations of this Code of Ethics or any other policies of the Company can also be reported anonymously to the Company’s Ethics and Compliance Hotline using any one of the following methods:

Phone Number:	(866) 862-3060
Website:	https://www.whistleblowerservices.com/agtc/

Every report will be taken seriously and investigated. The Company will not discipline, discriminate against or retaliate against any person who, in good faith, reports conduct of any other employee, officer or director or who cooperates in any investigation or inquiry regarding such conduct.

The Company will:

•	maintain written records of all reports of material violations of the Code of Ethics and the resolution thereof and of all waivers granted hereunder;

•	make disclosure of such waivers as required by applicable law, regulation or listing requirements; and

•	monitor and periodically evaluate compliance with this Code of Ethics and its application to the Company’s business.

The Audit Committee of the Board of Directors of the Company has the exclusive responsibility for the final interpretation of the Code of Ethics. The Code of Ethics may be revised, changed or amended at any time by the Board of Directors of the Company or its designated committee.

3.	WAIVERS

While some of the Policies referenced in this Code must be strictly adhered to and no exceptions can be allowed, in other cases exceptions may be possible. Any employee who believes that an exception to any of these policies is appropriate in his or her case should first contact his or her immediate supervisor. If the supervisor agrees that an exception is appropriate, the approval of the General Counsel (or, in his or her absence another attorney representing the Company) and Chief Executive Officer is required. Any officer or director who seeks an exception to any of these policies must also obtain the approval of the disinterested members of the Board of Directors and shall be publicly disclosed as required by applicable law or otherwise.

4.	ACCOUNTABILITY FOR VIOLATIONS OF THE CODE

AGTC takes compliance with laws, regulations and the Code seriously. Failure to comply with the standards required by this Code or any of the Company’s other Policies will result in disciplinary action that may include, without limitation, reprimands, warnings, probation or suspension without pay, demotions, reductions in salary, discharge and restitution. Certain violations may be referred to public authorities for investigation or prosecution. Moreover, any supervisor who directs or approves of any conduct in violation of this Code or any Policy, or who has knowledge of such conduct and does not promptly report it, also will be subject to disciplinary action.

5.	HARASSMENT FREE WORK ENVIRONMENT

The Company is committed to fostering a work environment in which all individuals are treated with respect and dignity. Violence and threatening behavior are not permitted. Each individual should be permitted to work in a business-like atmosphere that promotes equal employment opportunities and prohibits discriminatory practices, including harassment. Therefore, the Company expects that all relationships among persons in the workplace will be business-like and free of unlawful bias, prejudice and harassment. It is the Company’s policy to provide equal employment opportunity without discrimination or harassment on the basis of race, color, national origin, religion, sex, age, sexual orientation, disability, or any other status protected by law.

6.	COMPLIANCE WITH LAWS

It is the policy of the Company to comply with all applicable laws, including, without limitation, employment, discrimination, health, safety, antitrust, securities and environmental laws. Company employees should conduct their business affairs in such a manner that the Company’s reputation will not be impugned if the details of their dealings should become a matter of public discussion. Employees must not engage in any activity that degrades the reputation or integrity of the Company. No director or employee of the Company has authority to violate any law or to direct another employee or other person to violate any law on behalf of the Company.

We strive to do business with companies of sound business character and reputation. We do not knowingly support any public or private organization that espouses illegal discriminatory policies or practices.

A.	Securities Laws

The Company is a publicly traded entity, and, therefore, Employees may not trade in or recommend securities of the Company, or of other companies with which it does business, while in possession of material, non-public information about the Company or about such other companies. The purchase or sale of a publicly traded security while in possession of material non-public information about the issuer of the security constitutes “insider trading,” and is unlawful. Material information could include, for example, information about earnings, significant gains or losses of business, loss or signing of a significant contract, significant product announcements, positive or negative clinical results or regulatory actions, or the hiring, firing or resignation of a director or officer of the Company or of such other company. The securities laws and this Code of Ethics prohibit insider trading, as well as “tipping,” which is communicating material, non-public information to anyone who might use it to purchase or sell securities. When in doubt, information obtained as an employee of the Company should be presumed to be material and non-public.

Employees are also prohibited from trading in Company stock, whether or not they possess material, non-public information, during designated blackout periods. Additional information concerning the Company’s Insider Trading Policy and this blackout period policy, and compliance with securities laws generally, is set forth in the Company’s Insider Trading Policy that the Company includes in materials distributed to its employees and is incorporated by reference into this Code.

Employees who have questions pertaining to the sale or purchase of a security under circumstances that might involve inside information or raise other securities law issues should consult with the Company’s General Counsel.

B.	Antitrust Laws

Compliance with antitrust and competition laws around the world is essential. These laws generally prohibit “restraints of trade” which is certain conduct involving competitors, clients or suppliers in the marketplace. These laws are complex. Some types of anti-competitive conduct, such as restrictive agreements with competitors or agreements regarding minimum resale prices or price levels (e.g., discounts) for the Company’s goods and services, are illegal under the antitrust laws of the United States and many other countries. Employees and other representatives of the Company must be alert to avoid even the appearance of any unlawful anti-competitive conduct.

This Code of Ethics is not intended as a comprehensive review of antitrust laws and is not a substitute for expert advice. If any employee has questions concerning a specific situation, he or she should contact the Company’s General Counsel before taking action.

C.	Relationships with Foreign and Domestic Public Officials

Some employees do business with federal, state or local government agencies. All employees engaged in business with a governmental body or agency must know and abide by the specific rules and regulations covering relations with public agencies. Such employees must also conduct themselves in a manner that avoids any dealings that might be perceived as attempts to influence public officials in the performance of their official duties.

Employees are free to exercise the right to make political contributions within legal limits. The Company will not request, require or reimburse any employee for political contributions, and employees should not attempt to receive or facilitate such reimbursements. Generally, no contribution may be made with the expectation of favorable government treatment in return.

In addition, the Audit Committee must approve in advance any political activity or contribution by an employee, which might appear to constitute an endorsement or contribution by the Company.

Employees must also comply with the Foreign Corrupt Practices Act, which generally makes it unlawful to give anything of value to foreign government officials, foreign political parties, party officials, or candidates for public office for the purposes of obtaining, or retaining, business for the Company. Any questions about compliance should be directed to a member of the Audit Committee.

D.	Bribery, Kickback and Fraud

No Company funds or assets, merchandise or products, or services shall be paid, loaned, provided or otherwise disbursed as bribes, “kickbacks,” or other payments designed to influence or compromise the conduct of the recipient. Company funds and assets, merchandise or products, or services shall never be used in furtherance of any fraudulent activity.

To illustrate the ethical standard the Company expects every employee to maintain, the following conduct is expressly prohibited:

•

Payment of money, gifts, loans or other favors which are intended, or which might have the appearance of being intended, to influence business decisions or compromise independent judgment of another party in regard to such party’s dealings with the Company;

•	Payment of rebates or “kickbacks” for obtaining business for the Company; and

•	Receiving “kickbacks” for obtaining business from the Company.

Reasonable commissions or similar payments consistent with industry practice and pursuant to written agreements entered into in the ordinary course of business and recorded on the books of the Company are not prohibited by this policy. Any employee found to be engaged in activities involving a bribe, kickback, or other unlawful payment, or attempting to initiate such activities, will be subject to termination and possible criminal proceedings. All employees have a responsibility to report any actual or attempted bribery, kickback or unlawful payment to the Audit Committee.

E.	International Operations

Laws and customs vary throughout the world, but all employees must uphold the integrity of the Company. When conducting business in other countries, it is imperative that employees be sensitive to foreign legal requirements and also to United States laws that apply to foreign operations. For example, the United States government uses economic sanctions and trade embargoes to further various foreign policy and national security objectives. Employees must abide by all export laws and regulations and economic sanctions or trade embargoes adopted by the United States. Inquiries regarding whether a transaction on behalf of the Company complies with applicable foreign and United States laws should be referred to the General Counsel.

7.	CONFLICTS OF INTEREST

Situations in which an employee has personal interests that are incompatible or adverse to the interests of the Company should be avoided. The Company expects integrity from all its employees. The Company expects that no employee will knowingly place himself or herself in a position that would be, or have the appearance of being, in conflict with the interests of the Company. Conflicts of interest may not always be clear-cut, so employees with questions should consult with a member of the Audit Committee.

A.	Accepting Gifts and Entertainment

The Company’s aim is to deter givers of gifts to employees of the Company from expecting, seeking or receiving special favors from the Company. The acceptance of any gift of more than nominal value or entertainment that is more than a social amenity can appear to be an attempt to influence the recipient into favoring a particular supplier or consultant. To avoid improper relations with current or prospective suppliers and consultants, employees should observe the following guidelines when deciding whether or not to accept gifts or entertainment:

1.

Gifts. Gifts such as merchandise or products, as well as personal services or favors, may not be accepted unless they are of nominal value. Employees should consult with General Counsel before accepting any gifts of more than nominal value. Gifts of any amount may never be solicited. A gift of cash or securities may never be accepted.

In some international business transactions, it is customary and lawful for business leaders in a host country to give gifts to Company employees. These gifts may be of more than nominal value and under the circumstances returning the gifts or paying for them may be an affront to the giver. In any such situation, the gift must be reported to the employee’s manager. In all other instances where gifts cannot be returned and offering to pay for them would adversely affect continuing business relationships, managers must be notified. In some cases, the Company at its sole discretion may retain the gift.

2.

Entertainment. Normal business entertainment by suppliers, consultants or other third parties with which the Company does business, including but not limited to lunch, dinner, theater, a sporting event, and the like, is appropriate if of a reasonable nature and for a business purpose.

B.	Outside Activities

It is the policy of the Company that, except as otherwise specifically approved in writing by an employee’s manager, each employee is expected to devote substantially all his or her efforts during normal business hours to the employee’s duties on behalf of the Company. No employee is to engage in a “free-lance” or “moonlighting” occupation or activity that will materially encroach on the time or attention which should be devoted to the employee’s duties, adversely affect the quality of work performed, compete with the Company’s activities, imply sponsorship or support by the Company of another or adversely affect the good name of the Company. Employees who engage in other permitted employment may not use Company time, facilities, resources or supplies for such work without the prior written approval of the Audit Committee. Notwithstanding the forgoing, it is understood that the nominal use of company facilities (e.g., email or phones) for charitable or community service work is acceptable.

In addition, without the consent of the Audit Committee employees are prohibited from personally benefiting from opportunities that could be pursued by the Company and that come to their attention through the use of Company property, information or position. No employee may use Company property, information or position for improper personal gain. Employees owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises.

Employees are not allowed to serve on for-profit Boards of Directors without the prior approval of the Chair of the Board of Directors. In no circumstance, may an employee serve on the Board of Directors of a competitor, supplier or a consultant. Service on a not-for-profit Board of Directors is acceptable as long as it does not interfere with the employee’s daily work.

Non-employee directors are free to serve on outside Boards of Directors, except that they may not serve on the Board of a competitor of the Company.

C.	Interests in Other Businesses

Unless approved in advance by the Audit Committee, neither an employee nor his or her spouse, domestic partner, or any other member of the employee’s immediate family may directly or indirectly have a material financial interest (whether as an investor, lender, employee or other service provider) in a competitor, or in a collaboration partner, supplier or other third party with which the Company does business. This prohibition does not apply to passive investments in a mutual fund or similar investment vehicle or in less than one percent (1%) of the outstanding stock of a publicly traded company.

8.	CORPORATE RECORDS

A.	Maintenance of Books and Records

The Company requires honest and accurate recording and reporting of information in order to make responsible business decisions. The Company has adopted record keeping procedures to assist it in meeting its internal needs and the requirements of applicable laws and regulations. These established procedures must be followed to assure the complete and accurate recording of all transactions. All employees, within their areas of responsibility, are expected to adhere to these procedures, as directed by appropriate Company officers. For example, all business expenses must be documented and recorded accurately. If you are not sure whether a certain expense is legitimate, you should consult the Employee Handbook and other applicable Company policies and procedures. All transactions involving Company assets should be properly recorded. Unrecorded or “off the books” funds, assets or payments should never be maintained or made.

B.	Document Retention

The space available for the storage of Company documents, both on paper and in electronic form, is limited and expensive; therefore, periodic disposal of documents is necessary. On the other hand, there are legal requirements that certain records be retained for specific periods of time. Before disposing of documents, employees should consult the Company’s Record Retention Policy. Employees who are unsure about the need to keep particular documents should consult with the General Counsel so that a judgment can be made as to the likelihood that the documents will be needed.

Whenever it becomes apparent that documents of any type may be required in connection with a lawsuit or government investigation, all possibly relevant documents should be preserved, and ordinary disposal or alteration of documents pertaining to the subjects of the litigation or investigation should be immediately suspended. If an employee is uncertain whether documents under his or her control should be preserved because they might relate to a lawsuit or investigation, he or she should contact the General Counsel.

C.	Accounting Records

Any accounting adjustments that materially depart from generally accepted accounting principles (“GAAP”) must be approved by the Audit Committee of the Board of Directors and reported to the Company’s independent auditors. In addition, all material off-balance-sheet transactions, arrangements and obligations, contingent or otherwise, and other relationships of the Company with unconsolidated entities or other persons that may have material current or future effects on the financial condition, results of operations, liquidity, capital expenditures, capital resources or significant components of revenues or expenses must be disclosed to the Audit Committee and the Company’s independent auditors.

No employee may interfere with or seek to improperly influence, directly or indirectly, the auditing of the Company’s financial records. Violation of these provisions shall result in disciplinary action, up to and including termination, and may also subject the violator to substantial civil and criminal liability.

If an employee becomes aware of any improper transaction or accounting practice concerning the resources of the Company, he or she is obligated to report the matter immediately as provided in our Procedures Regarding Complaints and Concerns About Accounting Matters, attached hereto as Exhibit A. There will be no retaliation against employees who report in good faith questionable accounting or auditing matters.

9.	PROTECTING CONFIDENTIAL INFORMATION

The continued success of the company depends on our ability to protect our confidential and proprietary information, including our intellectual property, which is one of our most valuable assets. Confidential information includes all non-public information that might be of use to our competitors if disclosed. Each employee will sign the Company’s Proprietary Information, Inventions, Non-Competition and Non-Solicitation Agreement upon hiring and will be bound by its terms.

Each employee is obliged to protect the Company’s Confidential Information from unauthorized use as well as preserving the confidentiality of others’ information that is entrusted to us. Many nondisclosure agreements executed by the company are mutual in nature. Consequently, each employee is obliged to protect the confidential information of our collaboration partners, clinical investigators, consultants, contractors and suppliers that is exchanged under such agreements in the same manner as we protect the information of the Company.

The foundation of our relationships with these third parties is built on trust and it is up to each employee to ensure that we earn that trust through our actions, including by protecting the proprietary information that such entities have entrusted to the Company. In addition, each employee must also abide by any agreement made with previous employers that may include restrictions on the nondisclosure of the previous company’s confidential information, the ability to solicit former colleagues to work at the Company and restrictions to compete with a former employer.

The Company performs fundamental scientific research and engages in significant clinical studies and gene therapy development activities. At times, the Company may decide to pursue patents on various innovations generated by these efforts. It is important that employees recognize that premature disclosure of ideas and innovations can void a patent application and fundamentally affect the Company’s competitive position. All employees must follow the established company procedures before publishing work or releasing information regarding new innovations at the Company.

To assist in the protection of the Company’s Confidential Information, the Company has developed various security and information technology (IT) policies. Employees must adhere to these policies at all times.

NOTE:

It is not intended that this policy, or any agreement between any employee and the Company should have the effect of preventing any employee from also reporting possible violations of federal law to any government agency or entity. Notwithstanding anything to the contrary in this Code of Ethics or the Company’s Employee Handbook or other policies, or any other agreement entered into between the Company and any employee, nothing prohibits any employee, or is intended in any manner to prohibit any employee, from reporting possible violations of federal law or regulation to any governmental agency or entity, including but not limited to the Department of Justice, the Securities and Exchange Commission, the Congress, and any agency Inspector General, or making other disclosures that are protected under the whistleblower provisions of federal law or regulation. Employees do not need the prior authorization of anyone at the Company or its legal counsel to make any such report or disclosure and are not required to notify the Company that they have made any such report or disclosure.

10.	INTERNAL CONTROLS; DISCLOSURE CONTROLS AND PROCEDURES

It is the responsibility of the Chief Executive Officer, the Chief Financial Officer, and the other executive and financial officers to ensure that the Company maintains (i) adequate controls over its assets and financial reporting and (ii) adequate controls and procedures to provide full, fair, accurate, timely and understandable disclosure in reports and documents filed with, or submitted to, regulatory authorities and in other public communications.

The Audit Committee should be immediately informed (as provided in our Procedures Regarding Complaints and Concerns About Accounting Matters, attached hereto as Exhibit A) of any information (i) concerning deficiencies in the design or operation of internal controls that could adversely affect the Company’s ability to record, process, summarize and report financial data, (ii) concerning any fraud affecting the Company, or (c) that otherwise affects the disclosures made by the Company in its regulatory filings and other public communications.

11.	MANAGEMENT OVERRIDE OF INTERNAL CONTROLS IS PROHIBITED

From time to time extenuating circumstances may arise in which the provisions of a policy cannot be fully implemented. Not every instance in which a policy is overridden or an exception to policy is taken will constitute a breach of this Code of Ethics, however, in order to ensure that any decision to depart from Company policy is not inconsistent with this Code, any supervisor who directs another employee to depart from any Company policy, procedure or internal control, must report the matter to the Audit Committee with a detailed explanation as to why the departure was warranted. Any employee who is directed by a manager or supervisor to depart from a Company policy, procedure or internal control and believes that the direction might constitute a violation of the Company’s Code of Ethics or has concerns about the Company’s accounting and internal controls, should report the matter as a possible violation of the Code of Ethics to the Audit Committee.

Examples of inappropriate Management Override include:

•	Manager requests that a payment be made to a vendor without adequate supporting documentation;

•	Manager requests that purchases be made despite the fact that appropriate authorization has not been obtained;

•	Accounting management requests that a significant journal entry is made or not made without a documented basis for his or her decisions or with inadequate documentation; or

•	Significant information technology changes are made without appropriate approval, or by bypassing the change management process.

Note: This policy is intended to be a code of ethics that complies with Section 406 of the Sarbanes-Oxley Act of 2002 and Item 406 of Regulation S-K promulgated under the Securities Act of 1933, as amended.

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EXHIBIT A

PROCEDURES REGARDING COMPLAINTS AND CONCERNS

ABOUT ACCOUNTING MATTERS

The Sarbanes-Oxley Act of 2002 requires audit committees to establish procedures for:

i.	the receipt, retention, and treatment of complaints received by the company regarding accounting, internal accounting controls, or auditing matters; and

ii.	the confidential, anonymous submission by employees of the company of concerns regarding such matters.

Accordingly, the Audit Committee of Applied Genetic Technologies Corporation has adopted the procedures set forth below.

A.	Receipt, Retention and Treatment of Complaints.

1.	Receipt.

Any officer, director or other employee of the Company who receives a complaint, whether from an employee of the Company or any other person, regarding accounting, internal accounting controls or auditing matters (a “Complaint”) shall promptly advise the Company’s Audit Committee of the receipt and substance of the Complaint by (i) contacting a member of the Audit Committee directly (see Section B below) or (ii) reporting the Complaint anonymously to the Company’s Ethics and Compliance Hotline using any one of the following methods:

Phone Number:	(866) 862-3060
Website:	https://www.whistleblowerservices.com/agtc/

Promptly upon being advised of such a Complaint, a member of the Audit Committee (or, if such Complaint is received by a member of the Audit Committee, such member) shall inform the Chair of the Audit Committee of the substance of the complaint and forward copies of any writing or other documentation from another person in connection with the Complaint to the Audit Committee representative. Notwithstanding the requirement to inform the Chair of the Audit Committee, a member of the Audit Committee being advised of a Complaint may elect not to so inform the Audit Committee if (a) he or she determines that the Complaint is frivolous or without merit and (b) all of the members of the Audit Committee agree with that determination.

2.	Retention.

The Audit Committee shall retain all writings and other documentation received in connection with a Complaint, in a secure area, for at least five (5) years from the receipt.

3.	Treatment.

The Audit Committee shall include the matters raised by any Complaint (whether it is received directly by any member of the Committee or its representative or that is referred to it by the Audit Committee) on the agenda for discussion at its next meeting following receipt of the Complaint.

If the Chair of the Audit Committee determines, in his or her reasonable judgment, that the matters raised in the Complaint should be addressed prior to the next regularly scheduled meeting of the Audit Committee, the Chair shall call a special meeting of the Audit Committee to be held at a sooner time.

The Audit Committee may invite other members of the Board, other employees of the Company, as well as representatives of the Company’s independent auditors or its outside legal counsel, to attend all or a portion of the meeting at which a discussion of the Complaint is scheduled. In addition, the Audit Committee may engage independent counsel and other advisers, as it may deem necessary, in evaluating and responding to the Complaint. At the meeting, the Audit Committee shall discuss and evaluate the merits of the Complaint and authorize such responses and follow-up actions, if any, as it deems necessary and appropriate, to address the substance of the Complaint.

B.	How to Contact the Audit Committee.

Members of the Company’s Audit Committee may be contacted using the following information:

Anne M. VanLent, Chairperson

Phone: 609-915-1460

Email: anne@amvadvisors.com

Ed Hurwitz, Member

Phone: 650-561-4864

Email: ehurwitz@mpmcapital.com

Ivana Magovcevic-Liebisch, Member

Phone: (617) 669-3697

Email: ivanaliebisch@gmail.com

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